Exhibit 99.1

CarMax Brings the Future of Car Buying to Atlanta
CarMax customers can now buy a car on their terms – doing as much or as little from home as they want, including the option to test drive at home prior to purchase

RICHMOND, VA (Dec. 4, 2018) – CarMax, Inc. (NYSE: KMX), the nation’s largest retailer of used cars, today announces the rollout of a new customer-driven buying experience launching first in Atlanta, Ga., with plans to scale nationwide. For the first time, CarMax customers will have a choice as to how they want to buy a car – from home, in-store, or a seamless combination of both.

CarMax’s new omni-channel experience reinforces the company’s industry leadership by empowering customers to buy a car on their terms. Customers can customize their car buying experience, whether they want to buy a car completely from home, in-store, or through a seamlessly integrated combination of online and in-store experiences. The company is also launching a new express pickup option, which allows customers to do most of the process online and complete their purchase in store in as little as 30 minutes.

“We’re delivering on an unmet customer need for a car buying experience that is flexible, convenient, and fully personalized, with the ability for customers to get help when and how they want,” said Bill Nash, CarMax president and CEO. “The Atlanta launch is only the beginning. We plan to continuously improve the new omni-channel offering and scale nationwide. We anticipate having this new buying experience available to the majority of our customers by February 2020.”

CarMax revolutionized used car buying and selling by driving integrity and transparency in the industry, ultimately changing the way consumers buy cars today. This innovation leverages CarMax’s strengths, including the company’s skilled and knowledgeable associates; national footprint; industry-leading brand; inventory scale and merchandising capabilities; and continued investment in technology and digital capabilities.

Customers of CarMax’s new omni-channel offering in Atlanta can:

•	Complete the entire car buying process from home, including financing, appraisal and paperwork, without visiting the store.

•	Have their vehicle delivered directly to home or work, and test drive before buying. There is no requirement for the customer to purchase prior to having the vehicle delivered.

•
Save time by completing most of the process online and take advantage of CarMax’s new in-store express pickup, which can be completed in as little as 30 minutes at any of CarMax’s seven area locations.

•
Shop the largest selection of used cars in America, with more than 55,000 vehicles available to view online and request a transfer from virtually anywhere in the country, including more than 6,000 vehicles available to Atlanta customers for free transfer.

•
Receive help from informed CarMax consultants, both in-person and via phone, text or email. Buying a car is a complex customer purchase, and CarMax consultants are at the ready to help customers find their ideal vehicle, and navigate financing and other steps.

•	Hold a car online for seven days, as well as request a transfer from another location.

•	Return the vehicle for up to seven days for a full refund.

CarMax has proudly served Atlanta customers for 23 years and will leverage its Atlanta presence, market share and well-known brand to launch this innovative experience in the 9th largest city in the United States. CarMax is also opening the first CarMax Express location on December 12, located in the perimeter at 5399 Peachtree Industrial Boulevard. CarMax Express serves as an additional convenient express pickup, appraisal and test drive location for customers.
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About CarMax
CarMax is the nation’s largest retailer of used cars and operates nearly 200 stores in 41 states nationwide. CarMax revolutionized the auto industry by delivering the honest, transparent and high-integrity car buying experience customers want and deserve. For more than 25 years, CarMax has made car buying more ethical, fair and stress-free by offering a no-haggle, no-hassle experience and an incredible selection of vehicles. CarMax makes selling your car easy too, by offering no-obligation appraisals good for seven days. At CarMax, we’ll buy your car even if you don’t buy ours®. CarMax has nearly 25,000 associates nationwide and for 14 consecutive years has been named as one of the FORTUNE 100 Best Companies to Work For®. During the 12 months ending February 28, 2018, the company retailed 721,512 used cars and sold 408,509 wholesale vehicles at its in-store auctions. For more information, access the CarMax website at www.carmax.com.
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Forward-Looking Statements
We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements include, among others, whether and when we are able to execute on our business plans. For more details on factors that could affect expectations or outcomes, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2018, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4391. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
Contacts:

Media:
pr@carmax.com, (855) 887-2915

Investors:
Katharine Kenny, Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597